EXHIBIT 10.2


HOMESTAKE MINING COMPANY
         (Basic Plan Document)


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Date


TO:


SUBJECT:         Change of Control Severance Plan


         Homestake Mining Company ("Homestake") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Homestake and its shareholders. In this connection, Homestake recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of Homestake and its shareholders. Accordingly, the Board of Directors of Homestake ("Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Homestake management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

         As a result, the Board has adopted a Change of Control Severance Plan ("Plan") which will provide you with financial support in the event Homestake undergoes a significant change of ownership or other change in control. The terms of the Plan are set forth in this letter. If you accept the terms of the Plan, you should acknowledge such by signing the Verification and Acceptance at the end of the letter. Your participation in the Plan will begin effective as of the date your acceptance is received by Homestake and will terminate effective as of the date of your 65th birthday.

         1.       Events Entitling You to Benefits

                  No benefits will be payable under the Plan unless there is a Change of Control (as defined below). You will become entitled to benefits under the Plan if, within the three-year period following a Change of Control and prior to the date of your becoming age 65,

(i) Your employment is terminated involuntarily for reasons other than death, disability or discharge for Good and Sufficient Cause (as defined below); or

(ii) You voluntarily choose to terminate your employment for Good Reason (as defined below).

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     As used herein, "Change of Control" means any of the following events:

(i) The Company is a party to a merger or combination under the terms of which less than 75% of the shares in the resulting company are owned by the shareholders of the Company immediately preceding such event;

(ii) At least 75% in fair market value of the Company's assets are sold; or

(iii)At least 25% in voting power in election of directors of the Company's capital stock is acquired by any one person or group as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934.

     As used herein, voluntary termination by you of your employment for "Good Reason" means termination subsequent to a Change of Control of Homestake resulting from the occurrence of one of the following events without your express written consent:

(i) The assignment by Homestake to you of any duties inconsistent with your positions, duties, responsibilities, and status with Homestake immediately prior to the Change of Control, or a reduction in your responsibilities, titles, or offices as in effect immediately prior to a Change of Control, or any removal of you from or any failure to re-elect you to any such positions, except in connection with the involuntary termination of your employment for Good and Sufficient Cause, or as a result of your death, disability or retirement, or voluntary termination by you for other than Good Reason;

(ii) A reduction by Homestake in your base salary as in effect immediately prior to the Change of Control;

(iii)The requirement by Homestake that you be based anywhere other than within a 50-mile radius of your location immediately prior to a Change of Control, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

(iv) The failure by Homestake to continue in effect, or a change of your participation or benefits under, any bonus or incentive compensation plan, any employee benefit plan qualified under Section 401 (a) of the Internal Revenue Code of 1954, as amended from time to time (the "Code"), any stock ownership, stock purchase, stock option or other equity incentive plan, any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which you are participating immediately prior to a Change of Control, the effect of which would be to materially reduce your benefits under such plans as such existed immediately prior to the Change of Control, or the failure by Homestake to provide you with the number of paid vacation days to which you are entitled in accordance with Homestake's general vacation policy in effect immediately prior to the Change of Control; or


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(v)  The failure of Homestake to obtain the express  assumption by any successor of Homestake's obligations under the Plan, as contemplated in Section 3.

     As used herein, "Good and Sufficient Cause" means any act of fraud or dishonesty, or conviction of a felony involving moral turpitude or your knowingly engaging in acts seriously detrimental to any of the operations of Homestake.

         2.       Compensation (as defined below) and Benefits Payable To You

     Compensation - A lump sum cash payment equal to two times your highest annual Compensation which is or would be reported on your Form W-2 for any calendar year during the three-year period immediately preceding the date of your termination. The lump sum cash payment shall be payable in full within 10 calendar days of the occurrence of the first event entitling you to benefits under the Plan.

                  Benefits

(i) Continuation of participation and coverage for a period of two years from the date of your termination under all Homestake life, health, accident, disability or similar plans providing welfare benefits, and all fringe benefit plans and programs which you are participating in immediately prior to your termination of employment, under the same coverages and on the same terms as in effect immediately prior to the date of your termination (or in the case of your voluntary termination for Good Reason following a Change of Control as a result of a reduction in benefits, such coverages and terms as were in effect immediately prior to a Change of Control); provided that if your continued participation is not possible under the general terms and provisions of such plans and programs, Homestake shall arrange to provide you with substantially similar benefits;

(ii) Relocation assistance, to the extent not provided by another employer.

     Benefit  accruals under  Homestake  employee  benefit plans qualified under
Section 401 (a) of the Code which you are participating in immediately prior to your termination shall cease as of the date of your termination. You will become entitled to payment of benefits under such plans in accordance with their terms.

     Benefits payable under the Plan will be in lieu of any severance pay benefits provided under Homestake's general severance pay policy. In the event you have an outstanding employment agreement with Homestake in effect as of your date of termination and such agreement provides you with compensation and benefits which will continue during the period of time coincident with that covered by this Plan, your benefits under the Plan will be provided only to the extent they exceed the benefits under such agreement.

     As used herein, "Compensation" means all regular base salary; performance bonuses paid under the Homestake Mining Company Bonus Plan paid by the Company to the Member; plus any pre-tax reductions of such compensation made at the election of the Member under a Section 401(k), Cafeteria, Deferred Income or similar plans. All other payments to a Member, such as relocation


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bonuses,  tax  equalization  payments,  fees,  commissions,  directors  fees and payments resulting from or relating to the exercise of stock option or appreciation rights are excluded.

     If the payment of any compensation or other benefit pursuant to the Plan would constitute "applicable employee remuneration" with respect to a "covered employee" in excess of the annual limitation on deductibility by Homestake pursuant to Section 162(m) of the Code (or any successor provision), then payment of such excess amount shall be paid on March 16 of the next taxable year of Homestake (or such earlier date as, in the opinion of counsel for Homestake, would not result in such excess amount being "applicable employee remuneration" in excess of the annual limitation on deductibility), together with interest from the time such excess amount would otherwise be payable under the Plan until the date of payment at the rate of 12% per annum.

         3.       Successors

     As used herein, Homestake means Homestake (as defined above) and any successor to its business and/or assets.

     Homestake will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Homestake by agreement to expressly assume Homestake's obligations under the Plan in the same manner and to the same extent that Homestake would be required to perform if no such succession had taken place.

         4.       Arbitration

     Any controversy between you and Homestake involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then in effect, and judgment on the award may be entered by any court having jurisdiction thereof. The exclusive location of the arbitration shall be San Francisco, California. The expenses reasonably incurred by both parties in connection with arbitration, including attorney fees, shall be borne by Homestake.

         5.       General Provisions

     No provision in this Plan shall be construed to guarantee continued employment by Homestake for any specified period of time, or to impair or interfere with Homestake's right to dismiss its employees.

     You will be entitled to reimbursement by Homestake of all reasonable expenses, including attorney's fees, incurred by you in enforcing the provisions of this Plan.

     All payments are subject to applicable withholding taxes and income taxes.

     Sections 280G and 4999 of the Code imposes penalties on the payor and payee of certain "excess parachute payments." Very generally, parachute payments are amounts which are paid as a result of the change of control of a corporation and the present value of which equals or exceeds a threshold of three times the employee's average annual taxable compensation (excluding deferred compensation) for the five years preceding the year in which a change of control occurs.

If the employee has been with the Company, including predecessor or related entities, for less than five years, the employee's average annual compensation is that earned during the period of employment. If the threshold is exceeded, any parachute payments (excluding amounts which constitute reasonable compensation) which exceed one times your average annual taxable compensation for the five-year period preceding the Change of Control will be deemed "excess parachute payments" which are (i) not deductible by the payor corporation, and
(ii) subject the payee to a non-deductible excise tax equal to 20% of the payment.

     The IRS has proposed regulations which define a "change of control." Some or all of the events which constitute a Change of Control for purposes of the Plan also constitute a change of control under the regulations. In the event a Change of Control occurs which also constitutes a change of control under the IRS regulations, you will be subject to the non-deductible excise tax if your benefits under the Plan, together with any other amounts that are deemed to be conditioned on a change of control, equal or exceed the threshold amount.

     If the amount of benefits you would receive from the Plan on an after-tax basis (considering your expected federal and state income tax brackets and the effect of any non-deductible excise tax) would be greater if benefits under the Plan were limited so that no excess parachute payments existed, benefits under the Plan will be so limited.

     This Plan is intended to be an "employee welfare benefit plan" as defined in the Employee retirement Income Security Act of 1974 ("ERISA"). Homestake shall be the "Plan Administrator" and the "named fiduciary" of the Plan, as such terms are defined in ERISA ss.ss.3(16)(a) and 402(a)(1), respectively. The Plan Administrator shall have the sole discretionary authority for interpreting the Plan, for making determinations on questions of fact relating to the operation of the Plan, and for establishing procedures for administration of the Plan.

     Please indicate your acceptance of the terms of the Plan by signing one copy of this letter and returning it to me in the enclosed envelope. The second copy is for your own records.

                                   Sincerely,


                           VERIFICATION AND ACCEPTANCE


     I have read the foregoing letter and understand that the Change of Control Severance Plan defines the entire obligation of Homestake with respect to the benefits identified above and is limited to those benefits. I further understand that the Plan modifies Homestake's obligations under Homestake's general severance pay policy in the manner described above and that the opportunity to receive the special benefits provided under the Plan represents valuable consideration for this modification. I accept the terms of the Plan.


Date:_____________                          ______________________________